Exhibit 99.1

Summary Notice of Settlement of Force Protection, Inc. Derivative Litigation

CHARLESTON, S.C., Oct. 18 /PRNewswire/ —

UNITED STATES DISTRICT COURT
DISTRICT OF SOUTH CAROLINA
CHARLESTON DIVISION

IN RE FORCE PROTECTION, INC. DERIVATIVE LITIGATION	) ) ) )	Master File No. 2:08-1907-CWH Consolidated with Case Nos. 2:08-1904-CWH; 2:08-1998-CWH 2:08-2019-CWH

SUMMARY NOTICE OF SETTLEMENT OF
FORCE PROTECTION, INC. DERIVATIVE LITIGATION

TO:                            ALL PERSONS WHO OWNED FORCE PROTECTION, INC.
COMMON STOCK AS OF OCTOBER 4, 2010 (“FORCE PROTECTION SHAREHOLDERS”).

YOU ARE HEREBY NOTIFIED that the parties to the above-captioned shareholder derivative action have reached a settlement to resolve issues raised in the Action (capitalized terms are defined in the Stipulation of Settlement (“Stipulation”)).

PLEASE BE FURTHER ADVISED that pursuant to an Order of the United States District Court for the District of South Carolina, a hearing will be held before the Honorable C. Weston Houck in the United States District Court for the District of South Carolina, 85 Broad Street, Courtroom 4, Charleston, SC 29401, at 2:30 p.m., on December 13, 2010 to determine whether (i) the proposed settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of Force Protection and Force Protection shareholders; (ii) the Action should be dismissed with prejudice and all Released Claims as against the Released Persons should be released and extinguished; (iii) the Court should award attorneys’ fees and expenses to Lead Counsel; and (iv) to consider such other matters as may properly come before the Court.

If you are a Force Protection Shareholder, you may have certain rights in connection with the proposed settlement.  If you have not yet received a copy of the full printed Notice of Settlement of Force Protection, Inc. Derivative Litigation, you should obtain a copy by contacting the Notice Administrator at:

Force Protection, Inc. Shareholder Derivative Litigation
c/o Heffler, Radetich & Saitta LLP
Notice Administrator
1515 Market Street, Suite 1700
Philadelphia PA 19102
1-800-768-8450

If you are a Force Protection Shareholder and do not take steps to appear in this Action or to object to the proposed settlement, you will be bound by the Court’s Judgment and Order of Dismissal, you will forever be barred from raising an objection to such settlement in this or any other action or proceeding, and certain claims that you might have may be released.

You may obtain further information by writing to the Notice Administrator at the address specified above or to the Lead Counsel listed in the Notice.

PLEASE DO NOT TELEPHONE THE COURT OR FORCE PROTECTION REGARDING THIS NOTICE.

By Order of the Court

CLERK OF THE COURT

CONTACT: Sherrie R. Savett, Esq., ssavett@bm.net or Russell D. Paul, Esq., rpaul@bm.net, both at +1-215-875-3000